Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

Carrizo Oil & Gas, Inc.:

We have audited the accompanying Statements of Combined Revenues and Direct Operating Expenses of Oil and Gas Properties (the Statements) acquired by Atlas Resource Partners, L.P. from Carrizo Oil & Gas, Inc. (the Acquired Properties) as described in Note 1, for each of the years in the three-year period ended December 31, 2011. These Statements are the responsibility of Carrizo Oil & Gas, Inc. management. Our responsibility is to express an opinion on the Statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. The presentation is not intended to be a complete presentation of the Acquired Properties described above.

In our opinion, the Statements referred to above present fairly, in all material respects, the Combined Revenues and Direct Operating Expenses of Oil and Gas Properties acquired by Atlas Resource Partners, L.P. for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas

July 5, 2012

STATEMENTS OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES

OF OIL AND GAS PROPERTIES ACQUIRED BY ATLAS RESOURCE PARTNERS, L.P.

(In thousands)

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2011	2010	2009	2012	2011
				(Unaudited)

Oil and gas revenues	$47,118	$63,283	$51,806	$5,687	$11,903
Direct operating expenses	13,936	15,425	16,880	3,371	3,327

Revenues in excess of direct operating expenses	$33,182	$47,858	$34,926	$2,316	$8,576

The accompanying notes are an integral part of these combined statements.

NOTES TO STATEMENTS OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES

OF OIL AND GAS PROPERTIES ACQUIRED BY ATLAS RESOURCE PARTNERS, L.P.

1.	BASIS OF PRESENTATION

On April 30, 2012, Atlas Resource Partners, L.P. (“Atlas”) closed on the previously announced definitive agreement to acquire, effective January 1, 2012, certain proved reserves and properties including undeveloped drilling locations, in the Barnett Shale in Texas (the “Properties”) from Carrizo Oil & Gas, Inc. (“Carrizo”). The total consideration for the transaction was approximately $187 million, subject to final post-closing adjustments.

The accompanying statements include revenues from the sale of crude oil, natural gas liquids and natural gas production and direct operating expenses associated with the Properties for the periods prior to the closing date. Revenues and direct operating expenses are presented on the accrual basis of accounting and were derived from Carrizo’s historical accounting records. During the periods presented, the Properties were not accounted for or operated as a separate division or entity by Carrizo, therefore, certain expenses such as depreciation, depletion and amortization, general and administrative, interest and corporate income taxes were not allocated to the Properties. Accordingly, complete separate financial statements reflecting the financial position, results of operations and cash flows of the Properties prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) are not presented because the information necessary to prepare such statements is neither readily available on an individual property basis, nor practicable to obtain in these circumstances. As such, the accompanying statements are not intended to be a complete presentation of the revenues and expenses of the Properties and are not indicative of the results of the operation of the Properties going forward due to the omission of various expenses as described above. Accordingly, the accompanying combined statements of revenues and direct operating expenses of the Properties are presented in lieu of the GAAP financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

Revenue Recognition

Oil and gas revenues are recognized when production is sold to purchasers at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Oil and gas revenues have been presented on the sales method of accounting whereby revenue is recognized for all oil and gas sold to purchasers, regardless of whether the sales are proportionate to the ownership interest in the property. Revenues are reported net of royalties and other revenue interests of third parties.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and include (a) lease operating expenses which consist of lease and well repairs and maintenance, gathering and transportation, utilities and other direct operating expenses (b) production taxes and (c) ad valorem taxes.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates and assumptions used in the preparation of the combined statements of revenues and direct operating expenses. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management evaluates subsequent events through the date the financial statements are issued.

The statements of combined revenues and direct operating expenses for the three months ended March 31, 2012, and March 31, 2011, are unaudited, but in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the combined revenues and direct operating expenses of the interim periods.

2.	COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the purchase and sale agreement between Carrizo and Atlas, certain liabilities arising in connection with ownership of the Properties prior to the effective date are retained by Carrizo. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the combined statements of revenues and direct operating expenses.

3.	SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following tables summarize the net ownership interest in the proved oil and gas reserves and the standardized measure of discounted future net cash flows related to the proved oil and gas reserves for the Properties and the estimates were prepared by Carrizo based on the reserve reports prepared for Carrizo’s Annual Reports on Form 10-K for the years ended December 31, 2011, 2010 and 2009. The standardized measure presented here excludes income taxes as the tax basis for the Properties is not applicable on a go-forward basis. The proved oil and gas reserve estimates and other components of the standardized measure were determined in accordance with the authoritative guidance of the Financial Accounting Standards Board and the SEC.

Proved Oil and Gas Reserve Quantities

Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. The net proved oil and gas reserves and changes in net proved oil and gas reserves attributable to the Properties, all of which are located in the state of Texas, are summarized below:

	Natural Gas (MMcf)	Crude Oil, Condensate and Natural Gas Liquids (MBbls)	Total (MMcfe)
Proved developed and undeveloped reserves -
January 1, 2009	217,755	481	220,641
Extensions and discoveries	123,160	100	123,760
Revisions of previous estimates	(21,850)	781	(17,164)
Production	(17,842)	(52)	(18,154)

End of year - December 31, 2009	301,223	1,310	309,083

Proved developed reserves at beginning of year	130,873	421	133,399

Proved developed reserves at end of year	184,048	821	188,974

Proved undeveloped reserves at beginning of year	86,882	60	87,242

Proved undeveloped reserves at end of year	117,175	489	120,109

January 1, 2010	301,223	1,310	309,083
Extensions and discoveries	29,023	—	29,023
Revisions of previous estimates	(18,888)	(616)	(22,584)
Production	(19,242)	(38)	(19,470)

End of year - December 31, 2010	292,116	656	296,052

Proved developed reserves at beginning of year	184,048	821	188,974

Proved developed reserves at end of year	179,502	520	182,622

Proved undeveloped reserves at beginning of year	117,175	489	120,109

Proved undeveloped reserves at end of year	112,614	136	113,430

January 1, 2011	292,116	656	296,052
Extensions and discoveries	47,173	47	47,455
Revisions of previous estimates	(17,579)	82	(17,087)
Production	(15,391)	(31)	(15,577)

End of year - December 31, 2011	306,319	754	310,843

Proved developed reserves at beginning of year	179,502	520	182,622

Proved developed reserves at end of year	173,768	464	176,552

Proved undeveloped reserves at beginning of year	112,614	136	113,430

Proved undeveloped reserves at end of year	132,551	290	134,291

Standardized Measure

The standardized measure of discounted future net cash flows before income taxes related to the proved oil and gas reserves of the Properties is as follows:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Future cash inflows	$1,002,002	$1,039,937	$1,043,180
Future production costs	(374,204)	(357,671)	(502,253)
Future development costs	(164,626)	(131,396)	(138,142)

Future net cash flows	463,172	550,870	402,785
Less 10% annual discount to reflect timing of cash flows	(290,972)	(320,804)	(236,480)

Standard measure of discounted future net cash flows	$172,200	$230,066	$166,305

Effective December 31, 2009, the new requirements for oil and gas reserve estimation and disclosure were adopted which require that reserve estimates and future cash flows be based on the average market prices for sales of oil and gas on the first calendar day of each month during the year. The average prices used for 2011, 2010 and 2009 under these rules were $92.86, $76.35, and $58.35 per barrel, respectively, for crude oil and condensate, $42.98, $35.16 and $23.92 per barrel, respectively, for natural gas liquids, and $3.16, $3.48 and $3.36 per Mcf, respectively, for natural gas.

Future operating expenses and development costs are computed primarily by Carrizo’s petroleum engineers by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. As mentioned above, the standardized measure presented here does not include the effects of income taxes as the tax basis for the Properties is not applicable on a go-forward basis. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in oil and gas reserve estimates.

Changes in Standardized Measure

Changes in the standardized measure of discounted future net cash flows before income taxes related to the proved oil and gas reserves of the Properties are as follows:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Changes in Standardized Measure:
Standardized measure - beginning of year	$230,066	$166,305	$279,440

Revisions to reserves proved in prior years:
Net change in sales prices and production costs related to future production	(36,500)	83,960	(137,656)
Net change in estimated future development costs	(9,678)	2,847	9,105
Net change due to revisions in quantity estimates	(27,644)	(29,906)	(75,475)
Accretion of discount	23,007	16,631	27,944
Changes in production rates (timing) and other	(6,935)	(22,378)	5,978

Total revisions	(57,750)	51,154	(170,104)
Net change due to extensions and discoveries, net of estimated future development and production costs	30,777	33,572	48,993
Sales of oil and gas produced, net of production costs	(33,182)	(47,858)	(34,926)
Previously estimated development costs incurred	2,289	26,893	42,902

Net change in standardized measure of discounted future net cash flows	(57,866)	63,761	(113,135)

Standardized measure - end of year	$172,200	$230,066	$166,305